UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2018

Genesee & Wyoming Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31456	06-0984624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 West Avenue, Darien, Connecticut	06820
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 202-8900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 5, 2018 (the “Restatement Effective Date”), Genesee & Wyoming Inc. (the “Company”) entered into Amendment No. 3 (the “Amendment Agreement”) to the Second Amended and Restated Senior Secured Syndicated Facility Agreement, dated as of March 20, 2015 (as previously amended, the “Existing Credit Agreement”) with the Amendment Agreement among the Company, RP Acquisition Company Two, Quebec Gatineau Railway Inc., GWI UK Acquisition Company Limited, GWI Holding B.V., Rotterdam Rail Feeding B.V., Bank of America, N.A., as administrative agent and co-lead arranger and co-bookrunning manager, JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. and MUFG Bank, Ltd., as co-lead arrangers, co-bookrunning managers and co-syndication agents, Branch Banking and Trust Company, BMO Harris Bank, N.A., Morgan Stanley Senior Funding, Inc., Sumitomo Mitsui Banking Corporation, TD Bank, N.A. and Wells Fargo Bank, National Association, as co-documentation agents, and the lenders and certain guarantors party thereto from time to time. Pursuant to the terms of the Amendment Agreement, the Company amended and restated the terms of the Existing Credit Agreement (the Existing Credit Agreement as amended and restated pursuant to the Amendment Agreement, the “Third Amended and Restated Credit Agreement”).

After giving effect to the Amendment Agreement, the Third Amended and Restated Credit Agreement provides for (i)(a) term loans denominated in U.S. dollars in an aggregate principal amount of US$1,423,000,000 (the “Domestic Term Loans”) and (b) term loans denominated in Pounds Sterling in an aggregate principal amount of approximately GBP272,932,331 (the “UK Term Loans”) and, together with the Domestic Term Loans, the “Term Loans”) in each case under the amended and restated senior secured term loan facilities (the “Term Loan Facilities”) and (ii) a senior secured revolving credit facility for up to US$625,000,000 of revolving extensions of credit denominated in U.S. dollars (including revolving loans, swingline loans and letters of credit), of which an aggregate of US$500,000,000 could be used for revolving extensions of credit denominated in Canadian dollars, Euros, Pounds Sterling or other designated currencies outstanding at any time (collectively, the “Revolving Credit Facilities” and, together with the Term Loan Facilities, the “Credit Facilities”). The maturity date of the Credit Facilities (the “Maturity Date”) is June 5, 2023, or such earlier date as the obligations under the Credit Facilities become due and payable pursuant to the terms of the Third Amended and Restated Credit Agreement.

Repurchases of shares of the Company’s common stock are unlimited under the Third Amended and Restated Credit Agreement if the Company’s total leverage ratio (as defined in the Third Amended and Restated Credit Agreement) after giving effect to such repurchases on a pro forma basis would be less than 3.25 to 1.00, subject to certain other restrictions and limitations. If the Company’s total leverage ratio after giving effect to such repurchases on a pro forma basis would exceed 3.25 to 1.00, the Company may, subject to certain limitations, repurchase shares of the Company’s common stock, during the period commencing on the Restatement Effective Date and ending on the Maturity Date, with a value of up to the sum of (x) US$500,000,000 and (y) the amount remaining under the Company’s share repurchase program as of the Restatement Effective Date, if the Company maintains at least US$100,000,000 of liquidity.

In addition, the Amendment Agreement amends certain covenants in the Existing Credit Agreement to increase the size of the permitted incremental facilities thereunder to an amount not greater than the sum of (i) the greater of (x) $650,000,000 and (y) 100% of the consolidated EBITDA of the Company for the four consecutive fiscal quarters then most recently ended, plus (ii) an additional amount if, after giving effect to the incurrence of such additional amount, the senior secured leverage ratio as defined in the Third Amended and Restated Credit Agreement is less than or equal to 3.50 to 1.00.

Interest Rate and Fees

At the Company’s election, at the time of entering into specific borrowings under the Third Amended and Restated Credit Agreement, interest on borrowings is calculated based on “LIBOR” or the “Base Rate”. As of the Restatement Effective Date, 100% of the Company’s term loan and revolver borrowings under the Third Amended and Restated Credit Agreement are LIBOR Rate loans. The applicable borrowing spread for the LIBOR Rate loans ranges from 1.0% to 2.0%, and the applicable borrowing spread for the Base Rate loans ranges from 0.0% to 1.0%, in each case, depending on the Company’s total leverage ratio as set forth in the table below. As of the Restatement Effective Date, the applicable margin for LIBOR Rate loans is 1.50%, and the applicable margin for Base Rate loans is 0.50%. The applicable margins may change following the delivery of the Company’s first compliance certificate after the Restatement Effective Date in accordance with the terms of the Third Amended and Restated Credit Agreement.

Total Leverage Ratio	Base Rate Loan Applicable Margin	LIBOR Rate Loan, Letter of Credit Applicable Margin
Greater than or equal to 4.25 to 1.00	1.000%	2.000%
Greater than or equal to 3.75 to 1.00 but less than 4.25 to 1.00	0.750%	1.750%
Greater than or equal to 2.50 to 1.00 but less than 3.75 to 1.00	0.500%	1.500%
Greater than or equal to 2.00 but less than 2.50 to 1.00	0.250%	1.250%
Less than 2.00 to 1.00	0.000%	1.000%

In addition to paying interest on outstanding principal under the Credit Facilities, the Borrowers will be required to pay a commitment fee in respect of the unutilized portion of the commitments under the Revolving Credit Facilities. The commitment fee rate will initially be 0.25% per annum, and, following the delivery of the Company’s first compliance certificate after the Restatement Effective Date in accordance with the terms of the Third Amended and Restated Credit Agreement, will range from 0.20% to 0.30% depending upon the Company’s total leverage ratio. The Borrowers will also pay customary letter of credit and agency fees.

Certain Covenants and Events of Default

Under the Third Amended and Restated Credit Agreement, the Borrowers are required to not exceed specified maximum total leverage ratios and specified maximum senior secured leverage ratios (as defined in the Third Amended and Restated Credit Agreement) and to not have less than specified minimum interest coverage ratios (as defined in the Third Amended and Restated Credit Agreement). Further, the maximum senior secured leverage ratio is set at 4.25 to 1.00 through June 30, 2019, and then, except as described below, decreases to 4.00 to 1.00 for all periods thereafter, subject, if applicable, to netting of certain cash and cash equivalents of the Company. Following acquisitions by the Company in excess of $500,000,000, subject to certain limitations, the senior secured leverage ratio will be tested at a level of 4.50 to 1.00 for the four fiscal quarters immediately following the date of such applicable acquisition.

The Third Amended and Restated Credit Agreement contains a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of the Borrowers and their restricted subsidiaries, subject to certain exceptions, to: incur additional indebtedness; create liens; make investments; pay dividends on capital stock or redeem, repurchase or retire capital stock; consolidate or merge; enter into sale and leaseback transactions; change the business conducted by the Borrowers and their restricted subsidiaries; sell capital stock of certain restricted subsidiaries; change the fiscal year; enter into certain agreements containing negative pledges and upstream limitations; and engage in certain transactions with affiliates.

The Third Amended and Restated Credit Agreement contains customary events of default, including nonpayment of principal, interest, fees or other amounts; violation of certain covenants (including the financial covenants in the preceding paragraph); material inaccuracy of a representation or warranty when made; cross-default to material indebtedness; the occurrence of certain bankruptcy events; material unsatisfied judgments or monetary penalties under civil or criminal proceedings; actual or asserted invalidity of any of the loan documents in connection with the Credit Facilities; certain ERISA events and other pension related events; injunction from conduct of material part of business; the occurrence of certain events which would have a “material adverse effect”; invalidity of any guarantees or security interests or non-perfection of security interests; and a change of control.

Prepayments

The Borrowers may voluntarily prepay outstanding loans under the Credit Facilities, in whole or in part, at any time without penalty or premium, subject to customary “breakage” costs with respect to prepayments of LIBOR Rate loans.

In limited circumstances, the Borrowers may be required to repay all or a portion of outstanding loans under the Credit Facilities following certain sales, dispositions or issuances or incurrences of additional debt.

Amortization

The Domestic Term Loans will amortize in quarterly installment amounts of approximately US$17,800,000 commencing with the fiscal quarter ending September 30, 2018, with the remaining principal balance of the Domestic Term Loans payable on the Maturity Date. The UK Term Loans will amortize in quarterly installment amounts of approximately GBP3,400,000 commencing with the fiscal quarter ending September 30, 2018, with the remaining principal balance of the UK Term Loans payable on the Maturity Date.

Guaranty and Security

In connection with the Credit Facilities, the Domestic Borrowers and certain guarantors (the “Guarantors”), reaffirmed their obligations under the U. S. Security Agreement, dated as of October 1, 2012, and certain other security agreements (collectively, the “Security Documents”) as identified in the Third Amended and Restated Credit Agreement in favor of Bank of America, N.A., as administrative agent. Pursuant to the Security Documents, and subject to certain exceptions and grace periods, the Borrowers and the Guarantors granted security interests in substantially all of their assets to guarantee amounts borrowed under the Credit Facilities.

Pursuant to the Security Documents, amounts borrowed under the Credit Facilities and any hedge agreements and cash management agreements provided by any lender party to the Third Amended and Restated Credit Agreement or any of its affiliates and certain other persons are secured on a first priority basis by a perfected security interest in substantially all of the tangible and intangible assets (subject to certain exceptions) of the Borrowers and the Guarantors, including the capital stock of each of the Company’s direct and indirect wholly-owned material restricted subsidiaries.

Other

Certain of the parties to the Amendment Agreement, or their affiliates, have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory and other services in the ordinary course of business for the Company and its affiliates, for which they have in the past and may in the future receive customary fees and commissions.

The foregoing summary and description of the Amendment Agreement and the Third Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment Agreement and the Third Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit No.	Description

10.1	Amendment No. 3, dated as of June 5, 2018, to the Second Amended and Restated Senior Secured Syndicated Facility Agreement, dated as of March 20, 2015, among Genesee & Wyoming Inc., RP Acquisition Company Two, Quebec Gatineau Railway Inc., GWI Holding B.V., Rotterdam Rail Feeding B.V., Bank of America, N.A., as administrative agent, and the agents, lenders and guarantors party thereto from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESEE & WYOMING INC.

Date: June 11, 2018	By:	/s/ Allison M. Fergus
		Name:	Allison M. Fergus
		Title:	General Counsel & Secretary